Exhibit 99.1

ARMADA HOFFLER PROPERTIES ELECTS NEW MEMBER TO

BOARD OF DIRECTORS

VIRGINIA BEACH, VA, October 25, 2013—Armada Hoffler Properties, Inc. (NYSE: AHH), today announced that Admiral Joseph W. Prueher, USN (Ret.) has been unanimously elected to the Company’s board of directors, effective October 24, 2013. He will stand for re-election to the board at the Company’s 2014 annual meeting of stockholders.

“We are very fortunate that Admiral Prueher has joined our board. He has distinguished himself in service to our Nation as well as other leadership roles,” said Lou Haddad, Armada Hoffler Properties president and chief executive officer. “Our management team will benefit from his unique perspectives and experience.”

Admiral Prueher joins the Armada Hoffler board of directors following a decorated military and public service career. He is a former James R. Schlesinger Distinguished Professor at the University of Virginia’s Miller Center of Public Affairs as well as Senior Advisor to the Stanford-Harvard Preventive Defense Project, working on dialog for US-China security matters.

Admiral Prueher completed 35 years of service in the U.S. Navy and served as ambassador to China under Presidents William J. Clinton and George W. Bush. While in the Navy, Admiral Prueher was the 17th commander-in-chief of the U.S. Pacific Command (CINCPAC) and the senior military commander of all the U.S. Army, Navy, Marine Corps and Air Force troops in the Pacific and Indian Oceans. He began his naval career as a carrier-based attack pilot and is a combat veteran of the Vietnam War.

A native of Nashville, Tenn., Admiral Prueher graduated with distinction from the U.S. Naval Academy in 1964 and later received a master’s of science degree in International Relations from George Washington University. He currently serves on the boards of Emerson, New York Life, and Fluor Corporation.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Contact:

Julie Loftus Trudell

Armada Hoffler Properties, Inc.

Vice President of Investor Relations

Email: JTrudell@ArmadaHoffler.com

Phone: (757) 366-6692

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